UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2020
EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street,	Suite 200
Kansas City,	Missouri	64106
(Address of principal executive offices) (Zip Code)

(816)	472-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares, par value $0.01 per share	EPR	New York Stock Exchange

5.75% Series C cumulative convertible preferred shares, par value $0.01 per share	EPR PrC	New York Stock Exchange

9.00% Series E cumulative convertible preferred shares, par value $0.01 per share	EPR PrE	New York Stock Exchange

5.75% Series G cumulative redeemable preferred shares, par value $0.01 per share	EPR PrG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The executive compensation philosophy of EPR Properties (the "Company") is set forth in the Compensation Discussion and Analysis in the Company's proxy statement for the Company's 2020 annual meeting of shareholders. The philosophy includes attracting and retaining quality executives by aligning the Company's executives' interests with those of the Company's shareholders, motivating the Company's executives to achieve superior performance and rewarding them for such performance, with the overarching goal of maximizing long-term shareholder value. Consistent with and in furtherance of this approach, the Compensation and Human Capital Committee (the "Committee") of the Company's Board of Trustees considered the impact of the COVID-19 pandemic on the Company's operations and, on November 23, 2020, determined that it was in the best interests of the Company and its shareholders to revise the performance metrics for the 2020 annual incentive program under the Company's Annual Performance-Based Incentive Plan, including the performance metrics applicable to the Company's named executive officers. The Committee looked at numerous factors in considering whether to revise the performance metrics for the 2020 annual incentive awards and determined that these revisions were appropriate to provide a reasonable bonus opportunity with a focus on the Company's updated strategic goals and objectives.

The Committee previously established three primary performance metrics for 2020: funds from operations, as adjusted ("FFOAA"), per share; investment spending; and personal objectives for each executive. The Committee: (i) eliminated the FFOAA and investment spending performance metrics; (ii) modified the personal performance metric; and (iii) adopted two new performance metrics, as follows:

•Personal Performance. Under the revised metrics, executives will continue to have a personal performance factor, except that each executive's goals and objectives have been revised to reflect the Company's response to the pandemic. The personal performance metric will be weighted 20%.

•Cash Collections. Cash collections, a new metric, measures all cash received by the Company during 2020 in payment for minimum rent, common area maintenance and/or interest that became due during 2020, including amounts received for ground rent payable to third party landlords. The cash collections metric will be weighted 40%.

•Liquidity. Liquidity, a new metric, measures cash and cash equivalents (excluding restricted cash) of the Company as of the end of 2020, reduced by an amount equal to the outstanding balance under the Company's unsecured revolving credit facility as of the end of 2020. The liquidity metric will be weighted 40%.

The minimum, target and maximum stated bonus opportunities for executives have been reduced by 25%, resulting in target performance earning a payout of 75% of each executive's target opportunity under the 2020 annual incentive program as originally adopted in February 2020. The Committee will make the final determination, in its sole discretion, of whether a performance metric is satisfied. The Committee will not have discretion to adjust any award upward, but will have the discretion to adjust an indicated award downward.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Mark A. Peterson
Executive Vice President, Treasurer and Chief Financial Officer
Date: November 24, 2020